Exhibit 10.35

September 8, 2026

Charles D. (Chuck) McConnell
cmcconne@central.uh.edu

Re:	Appointment as Non-Employee Director of REEcycle Holdings, Inc.

Dear Chuck,

On behalf of REEcycle Holdings, Inc., a Delaware corporation (the “Company”), I am pleased to confirm your position as a member of the Company’s Board of Directors (the “Board”), on the terms of this letter agreement (this “Agreement”).

1. Board Membership. Effective as of July 28, 2026 (the “Effective Date”), you were appointed to serve as a director of the Company. Your appointment, and your continued service, are subject at all times to the Company’s certificate of incorporation and bylaws, applicable law, and election and re-election by the Company’s stockholders as required by the Company’s governing documents.

2. Term. You will serve until the earliest of (a) your resignation, (b) your removal in accordance with the Company’s certificate of incorporation and bylaws, or (c) the due election and qualification of your successor.

3. Board and Committee Responsibilities. You are expected to attend and prepare for meetings of the Board and any committee to which you are appointed, and to otherwise fulfill the fiduciary duties of a director under Delaware law. Your assignment to the Compensation Committee, Audit Committee, and/or Nominating and Corporate Governance Committee is to be determined by the Board and will be communicated to you separately, and is anticipated to be finalized in connection with the closing of the Company’s pending business combination with Hall Chadwick Acquisition Corp. (the “Business Combination”).

4. Onboarding Equity Grant. Subject to approval by the Board or its Compensation Committee, the Company will grant you deferred share units (“DSUs”) valued at $1 million at the time of grant. The onboarding DSUs will be issued in equal quarterly installments over the first year of service. The DSUs will be granted pursuant to the Company’s to-be adopted 2026 Long Term Incentive Plan (the “Plan”) and a separate award agreement. The DSUs will vest quarterly over a two (2) year period subject to your continued service through each vesting date. The terms of the Plan and the award agreement will govern in the event of any conflict with this Agreement. In addition, you will be issued with $0.5 million of REE Advisor Shares after completion of the Business Combination, or subject to tax and securities compliance, an equivalent amount of DSUs.

REEcycle Holdings, Inc. | 1125 Boren Blvd. | Duncan, OK 73533 | 347-573-0976 | REEcycleInc.com

5. Ongoing Compensation. Subject to approval by the Board or its Compensation Committee, as compensation for your Board service, you will receive annual compensation of $200,000, split 40% cash and 60% equity as follows:

a.	Beginning October 1, 2026, the Company will pay you an annual cash retainer of $80,000, payable in quarterly installments in arrears. You will also be eligible for board committee compensation in amounts to be determined by the Board.

b.	Commencing on your Board service, you will receive an annual DSU award with a grant date value of $120,000, vesting quarterly over one (1) year subject to your continued service through each vesting date.

c.	The Company will reimburse you for reasonable, documented out-of-pocket expenses incurred in connection with your Board service, in accordance with the Company’s expense reimbursement policies.

6. Indemnification; D&O Insurance. You and the Company have entered into an Indemnification Agreement attached as Exhibit A, providing for indemnification and expense advancement to the fullest extent permitted under Delaware law. The Company will also use commercially reasonable efforts to maintain directors’ and officers’ liability insurance covering you in your capacity as a director on terms no less favorable than the coverage provided to the Company’s other directors.

7. Independence; Conflicts. You represent that your service on the Board will not conflict with any other personal or professional obligation. You agree to promptly disclose to the Board any actual or potential conflict of interest and any relationship or transaction bearing on your independence under applicable Nasdaq listing standards and SEC rules.

8. Confidentiality. In connection with your service, you will have access to confidential and proprietary information of the Company. You agree to maintain the confidentiality of such information, consistent with your fiduciary duties and any confidentiality policy of the Company applicable to directors, during and after your Board service.

9. Company Policies. You agree to comply with the Company’s Code of Business Conduct and Ethics, Insider Trading Policy, and other policies applicable to directors, in each case as in effect from time to time.

10. At-Will Nature of Service. Nothing in this Agreement creates a fixed term of service or any right to continued service on the Board. Your service remains subject at all times to the Company’s certificate of incorporation, bylaws, and applicable law.

11. Governing Law. This Agreement is governed by the laws of the State of Delaware, without regard to its conflict of laws principles.

12. Entire Agreement. This Agreement, together with the Indemnification Agreement attached as Exhibit A and any equity award agreement referenced in Section 5, is the entire agreement between you and the Company regarding your service as a director, and supersedes all prior discussions and agreements on that subject.

REEcycle Holdings, Inc. | 1125 Boren Blvd. | Duncan, OK 73533 | 347-573-0976 | REEcycleInc.com

Please indicate your acceptance by signing and returning a copy of this Agreement. We look forward to your contributions to the Board.

Sincerely,

REECYCLE HOLDINGS, INC.

By:	/s/ Mick McMullen
Name:	Mick McMullen
Title:	Chairman of the Board

ACCEPTED AND AGREED:

/s/ Charles D. McConnell
Charles D. McConnell

Date: September 8, 2026

REEcycle Holdings, Inc. | 1125 Boren Blvd. | Duncan, OK 73533 | 347-573-0976 | REEcycleInc.com

Exhibit A: Form of Indemnification Agreement

REEcycle Holdings, Inc. | 1125 Boren Blvd. | Duncan, OK 73533 | 347-573-0976 | REEcycleInc.com